UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

Form 8-K/A
(Amendment No. 1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934

Date of report (date of earliest event reported):
April 19, 2011

Unify Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11807	94-2710559
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1420 Rocky Ridge Drive, Suite 380
Roseville, California 95661

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(916) 218-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On June 29, 2010, Unify Corporation (“Unify”) entered into an Agreement and Plan of Merger, by and among Unify, Unify Acquisition Corporation, a California corporation and wholly-owned subsidiary of Unify and Software Office Solutions Inc., d/b/a Daegis, and all the shareholders of Daegis. On July 1, 2010, Unify filed a Current Report on Form 8-K relating to the transaction with Daegis. This amendment is being filed to amend and supplement Item 2.03 of the Current Report on Form 8-K filed by Unify Corporation on July 1, 2010, (the “Initial Filing”).

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To finance the cash portion of the acquisition of Daegis, Unify entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Technology II, L.P. (“Hercules”). Pursuant to the Loan Agreement, Unify was provided with debt financing consisting of a term loan in the aggregate principal amount of $24.0 million and a revolving credit facility of up to $6.0 million. The term loan bears an interest rate of the greater of (i) 10.25% and (ii) the LIBOR rate plus 8.25%, plus PIK interest of 2%, and has a term of 60 months. The revolving credit facility has an interest rate of the greater of (i) 9.25% and (ii) the LIBOR rate plus 7.25% and has a maturity date of June 29, 2015. As part of the financing, the lenders were issued a warrant to acquire 718,860 shares of Unify common stock at an exercise price of $3.30 per share, subject to certain adjustments contained in the terms of the warrant. In order to secure its obligations under the Loan Agreement, Unify has granted Hercules a first priority security interest in substantially all of its assets. This amendment includes certain schedules to the Loan Agreement that were excluded from the Initial Filing.

Exhibits

10.2	Loan and Security Agreement, dated June 29, 2010, by and among the Company, the Guarantors thereto, and Hercules Technology II, L.P.*
____________________

*	Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 24 b-2 under the Securities and Exchange Act of 1934, as amended, which portions are omitted and filed separately with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 19, 2011

Unify Corporation

By:	/s/ Steven D. Bonham
Steven D. Bonham
Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)